Exhibit 10.4

EXECUTIVE VICE PRESIDENT
EMPLOYMENT AGREEMENT

AGREEMENT made as of this 30__th day of January, 2007, by and between Accountabilities, Inc. (referred to herein as “Employer” or “Company”) with a principal place of business at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and Mark S. Levine (herein “Employee”) residing at 1507 Victoria Isle Way, Weston, Florida 33327.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound, the parties mutually agree as follows:

1.           Employment

Employer agrees to employ Employee, and Employee hereby accepts such employment.  This Agreement shall commence on the date hereof and shall remain in effect for an indefinite time or until terminated by either party.  The Employee shall serve as Chief Operating Officer.  The Employee will be responsible for:

•
Managing and being accountable for both Sales and Operations to meet the expected growth and profit/loss expectations of the Company.  This includes hiring and termination of staff within the operating units.

•	Developing marketing and sales strategies within the Company to maximize profitability of current and future operating units.
•	Interfacing with client management and site management to achieve the overall facility performance objectives of major clients.
•	Interfacing with Accountabilities’ corporate and divisional management on a regular basis to report results, communicate concerns and develop continuing strategies.
•	Assessing operating units for staffing and training needs.
•	Organizing weekly meeting with Managers to review accounts and reports.
•	Selling new and re-activated accounts.
•	Troubleshooting issues and/or concerns.
•	Developing, recommending and implementing policies and procedures.
•	Assisting divisional management with development of yearly budgets.
•	Other duties as assigned.

Employee may serve in such positions, undertake such duties and have such authority as the Company shall assign to the Employee in its sole and absolute discretion.  The Company has the right to change the nature, amount or level of authority and responsibility assigned to the Employee at any time, with or without cause.  The Company may also change the title or titles assigned to the Employee at any time, with or without cause.  The Employee agrees to devote substantially all of his working time and efforts to the business and affairs of the Company.  The Employee further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company, interfere with the performance of the Employee’s duties to the Company.

2.           Duty of Loyalty

Employer and Employee agree to give each other two weeks notice of their intent to terminate this Agreement and their employment relationship.  The parties agree that this is an at-will relationship, which means that either of them can terminate the employment relationship at any time for any lawful reason.

3.           Employee Warranties; Indemnification of Employer

Employee warrants that he is free to enter into the terms of this Agreement and that he has no obligations inconsistent with unrestrained employment for Employer.  Employee further agrees that during this employment, he shall devote his full time and attention to the business of the Employer.  Employee shall not prepare for, undertake or discuss with other employees of Employer any business or professional employment of any kind which is competitive with Employer.  Employer acknowledges that, in the event that any prior employer or other third party makes a claim against Employer based on Employee entering into this Agreement or becoming employed by Employer, Employee shall defend, indemnify and hold Employer harmless from any and all such claims, or losses actually incurred by Employer, or Employer’s officers, employees or authorized agents, relative to Employee’s employment by Employer.  Employee shall also be responsible for any and all legal fees and other expenses incurred by Employer as a result of defending any such claims.  This provision shall also apply to any and all individuals that Employee personally may recruit to work for or on behalf of Employer.

4.           Compensation and Benefits

Salary and Bonuses.  The employee’s base salary shall be $230,000 per annum.  His bonus shall be a minimum of $25,000 or 2% of the companies EBITA whichever amount is greater, payable twelve months after signing this agreement.

Stock Compensation.  The Executive shall be granted 500,000 options to purchase stock in the Company at $.005 per share.  These shares will vest at a rate of 100,000 per year.  If the employee is terminated without cause or terminates his own employment from the firm he may only purchase the shares that have vested.  If the majority of the Company is sold, then all shares will immediately become vested to employee.

Expenses.  The employee will be reimbursed for all reasonable and customary expenses incurred by the employee performing services for the company. (i.e. employee cell phone, tolls, parking etc.)  In addition, the company will pay employee an $800 per month automobile allowance.

Health Benefits. The company will pay the full premium amount for the Employee and his family for medical dental and other future insurances selected by the employee.

401K.  The employee will participate in the company 401k program and if a company matching program is created he will participate in that as well.

Vacation  The Employee will be entitled to 4 weeks paid vacation per year.

5.           Confidentiality and Trade Secrets

Employee acknowledges that the manuals, methods, forms, techniques and systems which Employer owns, plans or develops, whether for its own use or for use by or with its clients, are confidential trade secrets and are the property of Employer.

Employee further acknowledges that he will obtain access to confidential information concerning Employer’s clients, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Employer with a competitive advantage and none of which is readily available except to employees of Employer.

Employee further acknowledges that he will obtain access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment by Employer, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Employer with a competitive advantage and none of which is readily available except to employees of Employer.

Employee agrees that all of the foregoing information regarding Employer’s methods, clients and employees constitutes valuable and proprietary trade secrets and confidential information of Employer (hereafter “Confidential Information”).

6.           Termination Clauses and Non-Competition

If the Employee is terminated for non- cause he is entitled to 3 months severance pay from the effective date of the termination.  If the employee terminates his own employment with a written two week notice he is not entitled to the severance mentioned above.

Employee agrees that in the event of termination of employment for any reason whatsoever, he shall not, for a period of (12) months from the date of such termination (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein) either directly or indirectly, on his own account or as agent, stockholder, employer, employee or otherwise in conjunction with any other person or entity. Employee further agrees that regardless of geographic location, he will not, during said time period, service any customers the Employer has done any business with during the preceding (12) months.

Employer acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Employer.

7.           Non-Disclosure Agreement

Employee agrees that except as directed by Employer, the Employee will not at any time, whether during or after his employment with the Employer, use for any reason or disclose to any person any of the Employer’s Confidential Information or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by the Employee or otherwise, without the prior written permission of Employer.

Employee agrees that during his employment with Employer and/or the (12) months after such employment ends, he will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Employer, either for Employee’s own benefit some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

8.           Return of Records and Papers

Upon the termination of his employment with Employer for any reason whatsoever, Employee agrees to return to an officer of Employer all manuals, records, documents, files and papers pertaining to Employer’s business, methods, clients, employees or operations.  In the event Employee fails to do so, or in the event Employee shall violate any covenant of this Agreement, Employee agrees to and does waive and forfeit all claims to unpaid compensation, commissions or severance pay, without affecting the right of Employer to compel the return of said records and papers or Employer’s right to enforce any covenant of this Agreement.

Employee agrees that Employee has no proprietary interest in any documents or work product developed or used by Employee which in any way arises out of his employment by Employer.  Employee shall from time to time, as requested by Employer, do all things, which may be necessary to establish or document Employer’s ownership of any such, work product, including, but not limited to, execution of appropriate copyright applications or assignments.

9.           Injunctive Relief

Employee recognizes that irreparable damage will result to Employer in the event he violates any covenant contained herein, and agrees that in the event of such violation Employer shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain such violation(s) by Employee, without the need to post any injunction bond.

10.           Liquidated Damages

Employee recognizes and acknowledges that it would be difficult to ascertain the damages arising from a violation by him of the covenants herein contained.  Accordingly, Employee agrees that such damages will be fixed at an amount equal to the gross profit, or twenty-five percent (25%) of the gross sales, whichever is greater, resulting from business directly or indirectly generated by Employee for his own benefit or as agent, stockholder, employer, officer, employee or otherwise in conjunction with any other person or entity through soliciting or doing business with clients or personnel of Employer during the (12) month period following the termination of Employee’s employment with Employer.

11.           Legal Fees

Employee agrees that Employer is entitled to recover from him the cost of all reasonable legal fees and expenses incurred in enforcing the covenants contained herein.  The parties agree to waive trial by jury in the event of any dispute or controversy between them.

12.           Interpretation of Agreement

Any provision or clause hereof which may be invalidated as prohibited by law shall be ineffective to the extent of such illegality; however, this shall in no way affect the remaining provisions of this Agreement, and this Agreement shall be interpreted as if such clause or provision were not contained herein.

13.           Assignment

Employer may assign this Agreement and Employer’s rights hereunder, to a successor or to an affiliated company with written approval from Employees Legal Counsel.

14.           Understanding of Parties

This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements or understandings, oral or written, between Employee and Employer pertaining to the subject matter covered by this Agreement.  This Agreement shall not be changed or terminated orally or in writing, and no alleged change, termination or attempted waiver of any of the provisions hereof shall be binding on Employer.  Employee agrees that this Agreement shall remain in full force and effect notwithstanding any changes in job title, job assignment, position or salary.  Employee acknowledges that the covenants and conditions of this Agreement are reasonable and necessary for the protection of Employer’s business, and that Employee will be able to work and earn a living in the staffing industry even if this Agreement is fully enforced against him.

15.           Miscellaneous

A.           All references to he, his or other masculine derivatives in this Agreement shall include she, hers and other feminine derivatives as appropriate.

B.           Employee agrees and acknowledges that a violation of paragraphs 3 or 5 through 9 hereof, will be deemed to constitute gross misconduct within the meaning of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and, therefore, will result in Employee’s ineligibility for continued coverage or medical benefits through Employer’s group plans.

C.           This Agreement shall be interpreted and construed according to the laws of the State of New Jersey.  In the event of an action by either party alleging a violation of this Agreement, the parties hereto agree to service of process by mail, submit to the jurisdiction of the state courts in New Jersey, waive any claim that the forum is inconvenient and waive trial by jury.

D.           The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any continuing or subsequent breach by Employee or as a waiver by Employer of any past, present or future right granted under this Agreement.

E.           Employee agrees that he will advise any prospective employer of the covenants and restrictions of this Agreement before accepting any offer from another employer.

F.           By signing below, Employee acknowledges receiving a copy of this Agreement.  Employee acknowledges and agrees that he was not coerced into executing this Agreement and that he had an opportunity to consult with an attorney of his choice to obtain advice and counseling relating to the terms of this Agreement in advance of executing this Agreement.  Employee has executed this Agreement of his own free will.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

EMPLOYER:

ACCOUNTABILITIES, INC.

By:  /s/ Allan Hartley
Allan Hartley, President

EMPLOYEE:

/s/ Mark S. Levine
Mark S. Levine